HORIZON POWER, INC.

FINANCIAL STATEMENTS

SEPTEMBER 30, 2002 and 2001

HORIZON POWER, INC.

INDEX TO FINANCIAL STATEMENTS

                                                                                                Page
                                                                                               Number
                                                                                               ------

Report of Independent Accountants                                                                 1

Financial Statements:

  Horizon Power, Inc. Balance Sheet at
  September 30, 2002 and 2001                                                                     2

  Horizon Power, Inc. Statement of Operations
  for the Years Ended September 30, 2002 and 2001                                                 3

  Horizon Power, Inc. Statement of Stockholder's
  Equity at September 30, 2002 and 2001                                                           4

  Horizon Power, Inc. Statement of Cash
  Flows for the Years Ended
  September 30, 2002 and 2001                                                                     5

  Notes to Financial Statements                                                                 6 - 14

Report of Independent Accountants

To the Board of Directors and Stockholder
of Horizon Power, Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, stockholder’s equity (deficit), and cash flows present fairly, in all material respects, the financial position of Horizon Power Inc. (the “Company”) at September 30, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company is a wholly owned subsidiary of National Fuel Gas Company. As discussed in Note 7, the Company has a line of credit with National Fuel Gas Company. The Company’s plans in regard to this arrangement are also described in Note 7.

Buffalo, New York
January 23, 2003

                                Horizon Power, Inc.
                                   Balance Sheet

                                                        September 30,            September 30,
                                                             2002                    2001
                                                     ---------------------     ------------------
Assets

Current Assets:
Cash and Temporary Cash Investments                             $ 447,821              $ 797,705
Accounts Receivable                                                77,433                 64,811
Interest Receivable from Energy Systems
  North East, LLC                                                 575,878                347,555
Taxes Receivable from the Parent                                  311,838                305,194
Prepayments                                                           835                  5,942
Other Current Assets                                               53,731                  3,745
                                                     ---------------------     ------------------
                                                                1,467,536              1,524,952
                                                     ---------------------     ------------------
Property, Plant and Equipment
Building                                                          100,000                100,000
Industrial and Office Equipment                                   144,100                144,100
Gas Turbine                                                     6,553,500                      -
                                                     ---------------------     ------------------

                                                                6,797,600                244,100
Less: Accumulated Depreciation                                    (86,240)               (59,389)
                                                     ---------------------     ------------------
                                                                6,711,360                184,711
                                                     ---------------------     ------------------

Other Assets:
Investment in Energy Systems North
  East, LLC                                                       446,166              1,102,608
Investment in Seneca Energy II, LLC                             2,624,982              2,701,135
Investment in Model City Energy, LLC                              605,898                448,400
Notes Receivable from Energy Systems
  North East, LLC                                              11,500,000             11,500,000
Notes Receivable                                                1,000,000              1,000,000
                                                     ---------------------     ------------------
                                                               16,177,046             16,752,143
                                                     ---------------------     ------------------
Total Assets                                                 $ 24,355,942           $ 18,461,806
                                                     =====================     ==================

Liabilities and Stockholder's Equity

Liabilities
Current Liabilities:
Notes Payable - Intercompany                                   18,500,000             12,200,000
Accounts Payable - Intercompany                                   109,267                 63,835
Accounts Payable                                                  209,918                 47,920
                                                     ---------------------     ------------------
                                                               18,819,185             12,311,755
                                                     ---------------------     ------------------
Other Liabilities:
Deferred Revenue                                                  425,000                      -
Other Deferred Credit                                              64,685                      -
Accumulated Deferred Income Taxes                                  (9,721)               464,216
                                                     ---------------------     ------------------
                                                                  479,964                464,216
                                                     ---------------------     ------------------
Stockholder's Equity:
Common Stock, $1 par value;
   authorized 20,000 shares; 500 shares
    issued and outstanding                                            500                    500
Paid in Capital                                                 5,019,500              5,019,500
Accumulated Earnings                                               36,793                665,835
                                                     ---------------------     ------------------
                                                                5,056,793              5,685,835
                                                     ---------------------     ------------------
Total Capitalization and Liabilities                          $24,355,942            $18,461,806
                                                     =====================     ==================

           The accompanying notes are an integral part of these financial statements.

                                        Horizon Power, Inc.
                                     Statement of Operations

                                                                For the Year Ended         For the Year Ended
                                                                   September 30,              September 30,
                                                                      2002                       2001
                                                                ------------------         ------------------

Operating Revenues                                                   $ 286,871                 $ 385,711
                                                                ---------------            --------------

Operating Expenses:
Utilities                                                              367,713                   421,736
Property, Franchise and Other Taxes                                     31,111                    28,134
Contractors                                                            281,662                   132,076
Repairs and Maintenance                                                 19,784                    13,369
Depreciation                                                            26,851                    31,531
Parts                                                                    4,182                     3,122
Labor and Benefits                                                     396,973                    84,811
Government Filing Fees                                                       -                    46,436
Other                                                                   80,646                    37,666
                                                                ---------------            --------------
                                                                     1,208,922                   798,881
                                                                ---------------            --------------

Operating Loss                                                        (922,051)                 (413,170)
                                                                ---------------            --------------

Other Income                                                            69,247                    17,457
Equity Method Income (Loss) from Energy Systems North East, LLC       (656,442)                  602,608
Equity Method Income from Seneca Energy II, LLC                         73,847                   663,841
Equity Method Income from Model City Energy, LLC                       157,498                    98,400
                                                                ---------------            --------------
                                                                      (355,850)                1,382,306
                                                                ---------------            --------------
Interest Income/Interest Expense:
Interest Income from Energy Systems North East, LLC                    575,878                   347,555
Other Interest Income                                                   95,923                   117,930
Intercompany Interest Expense                                         (301,007)                 (216,283)
                                                                ---------------            --------------
                                                                       370,794                   249,202
                                                                ---------------            --------------
Net Income (Loss) Before Income Taxes                                 (907,107)                1,218,338
                                                                ---------------            --------------
Income Taxes:
Current                                                                195,872                    19,656
Deferred                                                              (473,937)                  407,083
                                                                ---------------            --------------
                                                                      (278,065)                  426,739
                                                                ---------------            --------------

Net Income (Loss)                                                   $ (629,042)                $ 791,599
                                                                ===============            ==============

          The accompanying notes are an integral part of these financial statements.

                                       Horizon Power, Inc.
                                 Statement of Stockholder's Equity

                                                                                                    Total
                                         Common          Paid-in           Accumulated          Stockholder's
                                          Stock          Capital       Earnings (Deficit)      Equity (Deficit)
                                          -----          -------       ------------------      ----------------

Balance at September 30, 2000                $ 500       $ 5,019,500            $ (125,764)           $ 4,894,236
Net Income                                       -                 -               791,599                791,599
                                       ------------  ----------------  --------------------  ---------------------
Balance at September 30, 2001                $ 500       $ 5,019,500             $ 665,835            $ 5,685,835
Net Loss                                         -                 -              (629,042)              (629,042)
                                       ------------  ----------------  --------------------  ---------------------
Balance at September 30, 2002                $ 500       $ 5,019,500              $ 36,793            $ 5,056,793
                                       ============  ================  ====================  =====================

          The accompanying notes are an integral part of these financial statements.

                                           Horizon Power, Inc.
                                         Statement of Cash Flows

                                                                        For the Year Ended               For the Year Ended
Operating Activities                                                    September 30, 2002               September 30, 2001
                                                                        ------------------               ------------------

Net Income (Loss)                                                              $ (629,042)                       $ 791,599

Adjustments to Reconcile Net Income to Net Cash
  Provided by Operating Activities:
      Equity Method (Income) Loss from Investments in Partnerships                425,097                       (1,364,849)
      Dividends Received from Seneca Energy II, LLC                               150,000                          500,000
      Depreciation                                                                 26,851                           31,531
      Deferred Income Taxes                                                      (473,937)                         407,083
      Change in:
                       Accounts Receivable                                        (12,622)                         106,585
                       Interest Receivable from Energy Systems
                        North East, LLC                                          (228,323)                        (347,555)
                       Taxes Receivable from the Parent                            (6,644)                        (230,343)
                       Prepayments                                                  5,107                              459
                       Other Current Assets                                       (49,986)                          (3,745)
                       Accounts Payable - Intercompany                             45,432                           20,431
                       Accounts Payable                                           161,998                            3,352
                       Deferred Revenue                                           425,000                                -
                       Other Deferred Credits                                      64,685                                -
                                                                 -------------------------        -------------------------
      Net Cash Used in Operating Activities                                     $ (96,384)                       $ (85,452)
                                                                 -------------------------        -------------------------

Investing Activities
      Investment in Energy Systems North East, LLC                                      -                         (500,000)
      Investment in Seneca Energy II, LLC                                               -                                -
      Return of Capital in Seneca Energy II, LLC                                        -                          117,256
      Investment in Model City Energy, LLC                                              -                         (350,000)
      Issuance of Note to Energy Systems North East, LLC                                -                      (11,500,000)
      Issuance of Note to Partner                                                       -                                -
     Capital Expenditures                                                      (6,553,500)                         (37,037)
                                                                 -------------------------        -------------------------
Net Cash Used in Investing Activities                                          (6,553,500)                     (12,269,781)
                                                                 -------------------------        -------------------------
Financing Activities
     Change in Notes Payable - Intercompany                                     6,300,000                       12,200,000
     Capital Contribution from the Parent                                               -                                -
                                                                 -------------------------        -------------------------
Net Cash Provided by Financing Activities                                       6,300,000                       12,200,000
                                                                 -------------------------        -------------------------
Net Decrease in Cash and Temporary Cash
 Investments                                                                     (349,884)                        (155,233)

Cash and Temporary Cash Investments at Beginning of Year                          797,705                          952,938
                                                                 -------------------------        -------------------------

Cash and Temporary Cash Investments at End of Year                              $ 447,821                        $ 797,705
                                                                 =========================        =========================
Supplemental Disclosure of Cash Flow Information
 Cash Paid For:
        Interest                                                                $ 308,688                        $ 192,277
                                                                 =========================        =========================

         The accompanying notes are an integral part of these financial statements.

Horizon Power, Inc.
Notes to Financial Statements

Note 1: Description of Business

Horizon Power, Inc. (Power), a New York corporation, is a wholly owned subsidiary of National Fuel Gas Company (NFG). Power is designated as an “exempt wholesale generator” under the Public Utility Holding Company Act of 1935. Power has a 50% partnership interest in Seneca Energy II, LLC (Seneca Energy) and a 50% partnership interest in Model City Energy, LLC (Model City). Seneca Energy and Model City are in the business of generating and selling electricity to public utilities. The electricity is generated from methane gas obtained from landfills owned by outside parties. The landfills are located in Seneca Falls, New York and Model City, New York. Power also has a 50% partnership interest in an 80-megawatt, combined cycle, natural gas-fired power plant in North East, Pennsylvania, known as Energy Systems North East, LLC (ESNE). Power also owns a shell co-generation plant which was purchased on June 29, 1999 and is currently in the process of installing new generation equipment which will produce 40 to 50 megawatts of electricity upon completion. As discussed below in Note 2, Power purchased a gas turbine in July 2002 for $6.6 million. Power will be purchasing a steam turbine in the next few months and is in the process of filing for an air emissions permit. Power anticipates electric generation will begin during the latter part of fiscal 2003 or in fiscal 2004.

Note 2: Summary of Significant Accounting Policies

Equity Method of Accounting for Investments

Power uses the equity method to account for its 50% partnership interest in Seneca Energy, Model City & ESNE.

Property, Plant and Equipment

Property, plant and equipment consists primarily of a building, a gas turbine and miscellaneous equipment. The building is a former co-generation plant which is in the process of being redesigned for electric generation. The gas turbine is currently considered as construction work in progress and is not being depreciated. Depreciation of the gas turbine will begin when the co-generation plant is put in service. All property, plant and equipment is stated at cost. Maintenance and repairs are expensed currently. Depreciation is computed using either the Modified Accelerated Cost Recovery System or on a straight-line basis over the following estimated useful lives:

                                                    Years
                                                    -----

         Building                                      39

         Office and Industrial Equipment           5 - 15

Horizon Power, Inc.
Notes to Financial Statements (Continued)

Operating Revenues and Utility Expenses

The former co-generation plant has boilers which have generated steam for a manufacturer adjacent to the plant. Through February 2002, the manufacturer owned the boilers while Power operated the boilers for the manufacturer. The manufacturer reimbursed Power for its utility costs associated with operating the boilers plus a 10% service charge. The utility costs included a portion of the electricity and sewer costs, as well as all incurred gas costs. Power recorded the 10% service charge and the reimbursement of utility costs as operating revenues. This arrangement ended in February 2002 for everything except the gas costs since the manufacturer no longer needed the boilers. Power and the manufacturer are currently negotiating an agreement on future ownership of the boilers.

Income Taxes

NFG and its domestic subsidiaries, which includes Power, file a consolidated federal income tax return. The Company determines its federal income tax liability in accordance with the intercompany tax allocation agreement between NFG and its subsidiaries. Pursuant to this agreement, tax benefits relating to net operating losses are recognized as amounts are receivable from NFG upon utilization of such losses in the consolidated federal income tax return.

Statement of Cash Flows

For purposes of the Statement of Cash Flows, Power considers all highly liquid debt instruments purchased with a maturity of generally three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Horizon Power, Inc.
Notes to Financial Statements (Continued)

Note 3: Equity Method Investment in ESNE

In April 2001, Power purchased a 50% partnership interest in ESNE for $0.5 million. Power also advanced $11.5 million to ESNE in the form of a note which matures May 1, 2016.

         The table below contains the summarized financial information of ESNE:
                                                   September 30, 2002              September 30, 2001
                                                   ------------------              ------------------

         Current Assets                                   $6,196,491                     $ 6,292,644
         Property, Plant and Equipment                    20,010,648                      21,098,014
         Other Assets                                        197,585                         581,354
                                                     ---------------             -------------------
                Total Assets                             $26,404,724                     $27,972,012
                                                     ===============             ===================

         Current Liabilities                             $ 2,512,393                     $ 2,766,797
         Long-Term Liabilities                            23,000,000                      23,000,000
         Partners' Equity                                    892,331                       2,205,215
                                                     ---------------            --------------------
              Total Liabilities and
                   Partners' Equity                      $26,404,724                     $27,972,012
                                                     ================           ====================

                                                          Year Ended                    Year Ended
                                                     September 30, 2002            September 30, 2001
                                                     ------------------            ------------------

         Operating Revenues                               $6,956,948                      $6,411,634
         Operating Expenses                                7,661,517                       4,540,791
                                                           ---------                       ---------

         Operating Income (Loss)                            (704,569)                      1,870,843
         Other Income                                        543,443                          29,484
         Interest Expense                                  1,151,758                         695,112
                                                           ---------                       ---------

         Income Available for Distribution
              To Partners                                $(1,312,884)                     $1,205,215
                                                         -----------                      ----------

         Power's 50% Share of
              Income Available for Distribution          $  (656,442)                     $  602,608
                                                         -----------                      ----------

Horizon Power, Inc.
Notes to Financial Statements (Continued)

ESNE’s long-term liabilities represent two individual notes payable to Power and its partner, respectively (each in the amount of $11.5 million). Interest is payable annually on these notes at the average prime rate in effect over the prior year. The notes mature on May 1, 2016, but ESNE may prepay the notes in accordance with the loan agreement.

ESNE’s property, plant and equipment largely consists of the building and generation equipment that form an 80-megawatt, combined cycle, natural gas-fired power plant. The majority of this property, plant and equipment is being depreciated over 20 years.

For the period of June 1, 2001 to October 31, 2001, ESNE sold its electricity to the New York Independent System Operator (NYISO) through a tolling agreement. Under this tolling agreement, an agent determined when to bid and sell electricity to the NYISO. The agent paid a fee to ESNE for the availability of the generation equipment each month. It also reimbursed ESNE for fuel costs and operation and maintenance expense. ESNE was not at risk for any derivatives trading that the agent may have entered into.

For the period of November 1, 2001 to April 30, 2002, ESNE entered into another tolling agreement. Under this agreement, the agent determined when to bid and sell electricity into the NYISO. ESNE received a percentage of the income from running the generation equipment as well as a percentage of the derivatives gains that resulted from the agent entering into hedging transactions during the term of the agreement. ESNE did not share in any derivatives losses.

For the period of May 1, 2002 to April 30, 2003, ESNE has entered into another tolling agreement. Similar to the previous agreement, the agent determines when to bid and sell electricity into the NYISO. ESNE receives a percentage of the income from running the equipment as well as a percentage of any derivatives gains or losses that result from the agent entering into any hedge transactions.

Horizon Power, Inc.
Notes to Financial Statements (Continued)

Note 4: Equity Method Investment in Seneca Energy

In March 2000, Power purchased a 50% partnership interest in Seneca Energy for $2.7 million.

The table below contains the summarized financial information of Seneca Energy:

                                                     September 30, 2002     September 30, 2001
                                                     ------------------     ------------------

         Current Assets                                   $1,150,978            $1,583,663
         Property, Plant and Equipment                     5,453,811             6,284,561
         Other Assets                                        719,430               247,046
                                                      --------------         -------------
              Total Assets                            $7,324,219            $8,115,270
                                                      ==============         =============

         Current Liabilities                              $1,512,843            $1,543,189
         Long-Term Liabilities                             4,725,632             5,572,654
         Partners' Equity                                  1,085,744               999,427
                                                      --------------         -------------
              Total Liabilities and
                  Partners' Equity                        $7,324,219            $8,115,270
                                                      ==============         =============

                                                       Year Ended                Year Ended
                                                   September 30, 2002        September 30, 2001
                                                   ------------------        ------------------

         Operating Revenues                               $2,821,368            $3,880,598
         Operating Expenses                                1,979,588             1,808,735
                                                      --------------         -------------

         Operating Income                                    841,780             2,071,863

         Other Income                                         40,758                 5,774
         Interest Expense                                    496,221               500,640
                                                      --------------         -------------
         Income Available for Distribution
              To Partners                                 $  386,317            $1,576,997
                                                       =============         =============
         Power's 50% Share of
              Income Available for Distribution             $193,159            $  788,499
         Intangible Asset Amortization                       119,312               124,658
                                                       -------------         -------------
         Power's Equity Method Income
              From Seneca Energy                            $ 73,847            $  663,841
                                                       =============         =============

Horizon Power, Inc.
Notes to Financial Statements (Continued)

        Power's investment in Seneca Energy includes an intangible asset associated with the gas purchase contract that Seneca Energy has with the landfill. This intangible asset is being amortized over a 20-year period. The intangible asset balance was $2.1 million and $2.2 million at September 30, 2002 and 2001, respectively.

         Seneca Energy's property, plant and equipment is being leased under five ten-year capital leases, the longest of which extends out to July 2008. These leases are the major component of the long-term liabilities shown above in Seneca Energy's balance sheet. Power is a guarantor of 50% of Seneca Energy's lease obligations. The property, plant and equipment is being depreciated over the term of the leases.

         Seneca Energy sells its electricity under two agreements with a public utility, the longest of which extends out to 2016. Seneca Energy does not sell its electricity to any other customers. The price received for this electricity is the market price based on the "day ahead" market. All of the operating revenues for Seneca Energy shown in the summarized financial information above represent electricity sales to that public utility.

Note 5: Equity Method Investment in Model City

In March 2001, Power purchased a 50% partnership interest in Model City for $0.4 million.

The table below contains the summarized financial information of Model City:

                                                    September 30, 2002        September 30, 2001
                                                    ------------------        ------------------

         Current Assets                                  $  500,667                $  288,078
         Property, Plant and Equipment                    4,980,544                 5,247,525
         Other Assets                                        22,451                    16,334
                                                         ----------                ----------
                Total Assets                             $5,503,662                $5,551,937
                                                         ==========                ==========

         Current Liabilities                             $  412,042                $  430,864
         Long-Term Liabilities                            3,879,825                 4,224,273
         Partners' Equity                                 1,211,795                   896,800
                                                         ----------                ----------
              Total Liabilities and
                   Partners' Equity                      $5,503,662               $ 5,551,937
                                                         ==========               ===========

Horizon Power, Inc.
Notes to Financial Statements (Continued)

                                                           Year Ended                     Year Ended
                                                       September 30, 2002            September 30, 2001
                                                       ------------------            ------------------

         Operating Revenues                                 $1,409,696                      $507,854
         Operating Expenses                                    734,037                       217,133
                                                            ----------                      --------
         Operating Income                                      675,659                       290,721
         Other Income                                                -                            -
         Interest Expense                                      360,664                        93,921
                                                            ----------                      --------
         Income Available for Distribution
           To Partners                                        $314,995                      $196,800
                                                            ==========                      ========
         Power's 50% Share of
           Income Available for Distribution                  $157,498                      $ 98,400
                                                            ==========                      ========

        Model City's property, plant and equipment is being leased under a ten-year capital lease, which extends out to June 2011. This lease is the sole component of the long-term liabilities shown above in Model City's balance sheet. Power is a guarantor of 50% of Model City's lease obligation. The property, plant and equipment is being depreciated over 20 years, which is the economic useful life of the property.

Model City sells its electricity to the NYISO . Model City does not sell its electricity to any other customers. The price received for this electricity is the market price based on the “day ahead” market.

Note 6: Notes Receivable

In March 2000, Power advanced $1.0 million to its 50% partner in Seneca Energy in exchange for the issuance of a $1.0 million note bearing an interest rate of 8.75%. This note is secured by the partner’s ownership interest in Seneca Energy. For the period of April 2000 through March 2010, the note calls for monthly interest payments only. Beginning in April 2010, interest and principal payments are called for with the principal payments amounting to $200,000 per year. The first principal payment is due in April 2010. This note may be prepaid at any time.

Horizon Power, Inc.
Notes to Financial Statements (Continued)

In April 2001, Power advanced $11.5 million to ESNE in the form of a note. Interest is payable annually on this note at the average prime rate in effect over the prior year. The notes mature on May 1, 2016, but ESNE may prepay the note in accordance with the loan agreement.

Note 7: Notes Payable - Intercompany

Notes Payable - Intercompany consisted of the following:

                                                     September 30,             September 30,
                                                          2002                      2001
                                                     ------------              -------------

         Line of Credit with NFG               $18,500,000                $12,200,000
                                                     ===========                ===========

Power has a line of credit with NFG for up to $35.0 million. At September 30, 2002, the interest rate on this line of credit was approximately 2.05%. NFG utilizes the commercial paper markets or bank lines of credit to lend money to Power under the line of credit agreement. The line of credit agreement specifies that Power will pay to NFG the entire outstanding principal amount of each loan, plus interest, at the maturity thereof, or earlier upon demand by NFG, within fifteen days after such demand. Power or NFG may cancel this line of credit agreement at any time, which cancellation shall have no effect upon either parties' obligations respecting outstanding loans. Power does not intend to terminate this line of credit agreement and does not believe that NFG will terminate the agreement unless an alternate form of financing is arranged.

Note 8: Accumulated Deferred Income Taxes

The components of Power’s accumulated deferred income tax liability are as follows:

                                                                       September 30,
                                                           2002                           2001
                                                           ----                           ----

         Equity Method Income from
           Investments in Partnerships                $ 196,305                        $ 477,697
         Deferred Revenue                              (184,326)                               -
         Property, Plant and Equipment                  (21,700)                         (13,481)
                                                        -------                          -------
                                                      $  (9,721)                       $ 464,216
                                                       =========                         =======

Horizon Power, Inc.
Notes to Financial Statements (Concluded)

Note 9: Deferred Revenue

At September 30, 2002, Deferred Revenue consisted of $425,000 that Power had received as payment from a third party in October 2001 for various spare parts that Power had stored at the co-generation plant. The sales agreement provided Power the opportunity to buy back certain spare parts and receive certain discounts on manufactured equivalent spare parts. The sales agreement also provided that Power would have the opportunity to buy certain new parts carrying full manufacturer’s warranties at a discount through December 31, 2002. Because of the various provisions in the sales agreement that allowed Power to buy back the spare parts or purchase new parts at discounted prices, the revenue resulting from the initial sale was deferred pending termination of these provisions.